                                                                  March 30, 2001


                            Church & Dwight Co., Inc.
                            Senior Credit Facilities
                                Commitment Letter


Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, NJ 08543

Attention:

Ladies and Gentlemen:

     You have advised JPMorgan, a division of Chase Securities Inc. ("JPMorgan"), and The Chase Manhattan Bank ("Chase"), each of which is a wholly owned subsidiary of J.P. Morgan Chase & Co., that Church & Dwight Co., Inc., a Delaware corporation (the "Borrower"), intends to acquire 100% of the stock of a corporation identified to and agreed to by us (the "Target") (the "Transaction") that it does not own in a tender offer by a wholly-owned subsidiary and a subsequent merger of such subsidiary and the Target. In that connection, you have requested that JPMorgan agree to structure, arrange and syndicate senior bridge facilities in an aggregate amount of up to $200,000,000 (the "Credit Facilities"), and that Chase commit to provide the entire principal amount of the Credit Facilities and to serve as administrative agent for the Credit Facilities. References herein to the "Transaction" shall include the financings described herein and all other transactions related to the Transaction.

     JPMorgan is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and bookrunner for the Credit Facilities.

     Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     It is agreed that JPMorgan will act as the sole and exclusive advisor, lead arranger and bookrunner, and that Chase will act as the sole and exclusive administrative agent, for the

Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

     We intend to syndicate the Credit Facilities to a group of financial institutions (together with Chase, the "Lenders") identified by us in consultation with you. JPMorgan intends to commence syndication efforts promptly, and you agree actively to assist JPMorgan in completing a syndication satisfactory to it. Such assistance shall include (a) your using best efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the Target and the proposed Lenders, (c) as requested by JPMorgan, assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and
(d) as requested by JPMorgan, the hosting, with JPMorgan, of one or more meetings of prospective Lenders.

     JPMorgan will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and Chase all information with respect to the Borrower, the Target and the Transaction, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that
(a) all information other than the Projections (the "Information") that has been or will be made available to JPMorgan or Chase by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMorgan or Chase by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for Chase's commitment hereunder and JPMorgan's agreement to perform the services described herein, you agree to pay the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

     JPMorgan and Chase shall be entitled, after consultation with you, to change the pricing, terms and structure of the Credit Facilities if JPMorgan and Chase determine that such changes are advisable to insure a successful syndication of the Credit Facilities; provided that the total amount of the Credit Facilities remains unchanged. Chase's commitment hereunder is subject to the agreements in this paragraph. The agreements in this paragraph shall survive the closing of the Credit Facilities.

     Chase's commitment hereunder and JPMorgan's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Target, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections or to the audited financial statements of the Target for the fiscal year ended December 31, 2000) affecting the Borrower, the Target or the Transaction that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our good faith judgment, would materially impair the syndication of the Credit Facilities, (d) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing (excepting any bank financing arranged by JPMorgan to replace the Credit Facilities) by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before the earlier of the consummation of the Tender Offer and May 31, 2001 of definitive documentation with respect to the Credit Facilities satisfactory to us and (f) the other conditions set forth or referred to in the Term Sheet. Chase and JPMorgan acknowledge that the audited financial statements of the Target for the year ended December 31, 2000 (the "Target Financial Statements") contain a going concern qualification. The going concern qualification, and the facts underlying that qualification as described in Footnotes 4 and 10 of the Target Financial Statements, shall not constitute or be deemed an event, development or circumstance giving rise to or that would reasonably be expected to give rise to a material adverse effect. The terms and conditions of Chase's commitment hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMorgan, Chase and the Borrower.

     You agree (a) to indemnify and hold harmless JPMorgan, Chase, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse JPMorgan, Chase and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with (i) the negotiation and consummation of the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, the Engagement Letter and the definitive financing documentation) or (ii) the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

     You acknowledge that JPMorgan and its affiliates (the term "JPMorgan" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transaction and otherwise. JPMorgan will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by JPMorgan of services for other companies, and JPMorgan will not furnish any such information to other companies. You also acknowledge that JPMorgan has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

     This Commitment Letter shall not be assignable by you without the prior written consent of JPMorgan and Chase (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. JPMorgan and Chase may share information obtained in connection with this Commitment Letter with their affiliates, and each may perform its agreements or fulfill its commitment hereunder in conjunction with such affiliates. Any such affiliate shall be entitled to the benefits and be subject to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMorgan and Chase. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the engagement letter, dated as of the date hereof, between Chase, JPMorgan and you (the "Engagement Letter"), are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter or the Engagement Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors and, on a confidential basis (but limited to this Commitment Letter and the Term Sheet), the officers, agents and advisors of the Target, who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

     The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on April 6, 2001. Chase's commitment and JPMorgan's agreements hereunder will expire at such time in the event we have not received such executed counterparts in accordance with the preceding sentence.

     JPMorgan and Chase are pleased to have been given the opportunity to assist you in connection with this important financing.


                                          Very truly yours,


                                          JPMORGAN, a division of
                                            Chase Securities Inc.


                                          By: /s/ WILLIAM CASPERSON
                                              ----------------------------------
                                              Name:  William Casperson
                                              Title: Vice President


                                          THE CHASE MANHATTAN BANK


                                          By: /s/ BRUCE BORDEN
                                              ----------------------------------
                                              Name:  Bruce Borden
                                              Title: Vice President


Accepted and agreed to as of
the date first written above by:


CHURCH & DWIGHT CO., INC.


By: /s/ ZVI EIREF
    ----------------------------------
    Name:  Zvi Eiref
    Title: Vice President, Finance and
           Chief Financial Officer